Exhibit 10.2
SEVERANCE AGREEMENT
     This Severance Agreement (the “Agreement”) is made as of this 12th day of September, 2011 by and between American Superconductor Corporation (the “Company”), and Charles W. Stankiewicz (the “Executive”).
     WHEREAS, the Executive currently serves as the Company’s Executive Vice President, Operations and Grid Segment;
     WHEREAS, the Company and the Executive believe that it is in their mutual best interests for the Company to terminate the Executive’s employment effective August 23, 2011 (the “Termination Date”), as part of the Company’s current restructuring that took place on August 11, 2011;
     WHEREAS, the Executive and the Company are parties to an Amended and Restated Executive Severance Agreement dated December 23, 2008 (“Executive Agreement”) and a revised offer letter dated May 26, 1998 (the “Offer Letter”);
     WHEREAS, the Executive and the Company believe that it is in their mutual interests to terminate the Executive Agreement and Offer Letter and provide the Executive benefits in accordance with this Agreement;
     WHEREAS, the Company has agreed to offer the Executive the severance benefits (as defined below) set forth in Paragraph 1 below, provided that he signs and returns this Agreement to the Company no earlier than the Termination Date but no later than October 7, 2011 and does not revoke it;
     WHEREAS, the Company advised the Executive to consult with an attorney of his own choosing prior to executing this Agreement; and
     WHEREAS, the Executive requested certain changes to this Agreement, and the Company made some of the requested changes.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:
1. Severance Benefits. Provided the Executive timely signs and returns this Agreement no earlier than his Termination Date, and does not revoke this Agreement, the Company will provide him, subject to the terms and conditions set forth in Attachment A, the following severance benefits (the “Severance Benefits”):
     (a) Severance Pay. The Company will pay to the Executive $717,500, less all applicable taxes and withholdings, as severance pay (an amount equivalent to eighteen (18) months of his current base salary and an additional $200,000 in consideration of his entering into and abiding by the non-competition and non-solicitation provisions set forth in Paragraphs 5, 6 and 7 below) (the “Severance Pay”). The Severance Pay will be paid on a pro-rata basis as salary continuation over eighteen (18) months in accordance with the Company’s normal payroll practices, but in no event shall payment begin earlier than the eighth (8th) day after the Executive’s execution of the Agreement (provided he has not revoked his acceptance of the Agreement). If the Executive dies before receiving the entire Severance Pay, the remaining payments will be paid to his wife, if living. If his wife is not living at the time payment is to be made, any remaining payments shall be paid to his estate. The Severance Pay shall be subject to the terms of Attachment A.
     (b) Extension of Exercise Period for Option Grant #2965. The Compensation Committee of the Board of Directors of the Company has approved that on the eighth (8th) day after the Executive’s execution and timely return of the Agreement (provided he has not revoked his acceptance of the Agreement), the Executive’s period to exercise the 80,000 vested options granted pursuant to the option grant #2965 made on May 15, 2007 shall remain exercisable until May 14, 2017, unless the exercise period is terminated in accordance with section (f) of this Paragraph 1.
     (c) COBRA Continuation. Provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. and for so long as he does not become eligible for coverage under another group health plan maintained by a subsequent employer, for a period of up to eighteen (18) months following the Termination Date, the Company shall pay the share of the premium for family health and family dental coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage; provided, however, that (i) the Company and the Executive mutually agree that if such payments by the Company would cause the Company to be subject to material tax liability or penalties, the parties will make reasonable efforts to restructure the arrangement consistent with the intent of this provision so as to avoid such adverse tax consequence, and (ii) to the extent such benefits cannot be provided to non-employees, then the Executive will receive the cash equivalent thereof, based on the cost thereof to the Company, paid proportionately over an eighteen (18) month period. All other Company benefits will end on the Termination Date.
     (d) Outplacement. The Company will provide the Executive with executive outplacement services at its cost with the firm of Lee Hecht Harrison. The Executive must initiate use of the services by March 31, 2012.
     (e) Continued Appointment as Company Representative on Certain Boards of Directors. The Executive will continue to serve as the Company’s representative on the Board(s) of Directors of certain company’s in which the Company has, or may have, an interest. The Executive’s service shall be at the discretion and pleasure of the Company and such service may be terminated at any time upon twenty-four (24) hours notice to the Company’s last known address in the Company’s records. Upon notice from the Company of termination of his service, the Executive will promptly take all steps necessary to remove himself from the applicable board and transition his appointment to an individual, or individuals, designated by the Company. For this service, the Executive shall be compensated at the rate of $1,000 for participation in each applicable board telephone conference, $1,500 for participation for attendance at in person board meetings and reimbursement of other expenses in accordance with Company policy.
     (f) Ability to Terminate Severance Pay Payments. In the event the Executive is in breach of or violates any provision of this Agreement, other than Paragraphs 5 and 6, the Company will notify the Executive of such breach and shall provide him with thirty (30) days from the date of such notice to present evidence as to why such a breach has not occurred or, if curable, the breach has been cured. If the Company in good faith continues to believe that a breach has occurred, or that the Executive’s cure was inadequate, it shall have the right to immediately cease making Severance Benefits payments, or set-off against remaining payments, up to a total maximum amount of $200,000. The Executive further agrees that if the Severance Pay is decreased pursuant to this Paragraph (f) of Paragraph 1, the Release of Claims set forth in Paragraph 2 shall remain in full force and effect and that to the extent the Executive has not exercised outstanding options with the Company, such ability to exercise such options will terminate immediately and automatically as of the date the Company notifies the Executive in writing of such termination. All written notifications will be mailed by first class mail to the Executive’s last known address in the Company’s records. With regard to Paragraphs 5 and 6, the Company may take immediate action for any breach or violation without providing notice to the Executive, including, but not limited to setting off payments and seeking injunctive relief. For the avoidance of doubt, if the Company terminates or sets-off payments pursuant to this Paragraph 1(f), the total amount withheld or set-off shall not exceed $200,000. Nothing herein, however shall prevent the Company from seeking additional monetary damages in excess of $200,000 as well as injunctive or other equitable relief. Any set-off and/or termination of the right to exercise outstanding options shall not be deemed liquidated damages nor shall it in any way limit the types or amounts of damages and relief available to the Company. If the Executive challenges any action taken by the Company pursuant to this Paragraph 1(f) in a court of law, the prevailing party as determined by a judgment in its favor shall be entitled to reimbursement of its attorney’s fees and costs. If the Executive prevails and is to receive the amount set-off, such payment shall be made in 30 days of such judgment.
2. Release of Claims. (a) In consideration of the Severance Benefits, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that the Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to the Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in

Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all claims arising out of the Wisconsin Fair Employment Act, Wis. Stat. § 111.31 et seq., the Wisconsin Family and Medical Leave Act, Wis. Stat. § 103.10 et seq., and the Wisconsin Business Closing Law, Wis. Stat. § 109.07, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Executive’s Offer Letter and Executive Agreement”); all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of the Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.
     (b) The only claims not being waived, released and discharged by this Paragraph 2 are those that are not waivable as a matter of applicable law; any claims the Executive may have for any wrongful act or omission occurring after the date the Executive signs this Agreement; any claims arising under this Agreement; any claims the Executive may have to government-sponsored and administered benefits such as unemployment insurance, state disability insurance and paid family leave insurance benefits; and any benefits that vested on or prior to the Termination Date pursuant to a written benefit plan sponsored by the Company and governed by the federal law known as “ERISA.”
     (c) Nothing in this Agreement prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that he acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding).
3. Business Expenses and Compensation. The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. The Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation is owed to him except as provided in this Agreement.
4. Return of Company Property. The Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in his possession or control and has left intact all electronic Company documents, including but not limited to those that the Executive developed or helped to develop during his employment. Other than with respect to computer accounts or professional subscriptions in the Company’s name for the Executive’s benefit, the Executive further confirms that he has cancelled all other accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts. With respect to such computer accounts or professional subscriptions, if any, the Executive further agrees to work with the Company to make sure that such computer accounts or professional subscriptions are cancelled as soon as practicable after the Termination Date.
5. Continuing Obligations. The Executive acknowledges and reaffirms his obligations as set forth in the American Superconductor Corporation Employee Nondisclosure and Developments Agreement dated June 2, 1998.
6. Additional Post-Employment Obligations. In consideration of the Severance Pay, the Executive agrees to abide by the following post-employment obligations:
     (a) Noncompetition. For the period commencing on the Termination Date and ending on August 31, 2012 (the “Restricted Period”), and subject to the limitations set forth in this Paragraph 6, the Executive agrees that he shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity or through any affiliate, family member or otherwise, anywhere in the United States of America, China or Austria, participate in, provide assistance to, or have a financial or other interest in any Competing Enterprise. The ownership of less than a one percent (1%) interest in a Competing Enterprise whose shares are traded on a recognized stock exchange or traded on the over-the-counter market shall not be deemed to constitute financial participation by the Executive in a Competing Enterprise.
     (b) Non-solicitation. The Executive agrees that during the Restricted Period he will not: (i) contact, solicit or service any customers or prospective customer of the Company that were solicited or served on behalf of the Company during the Executive’s employment (hereafter “Active Customers”); (ii) directly or indirectly request or advise Active Customers or suppliers, vendors or other business contacts of the Company who currently have, or have had, business relationships with the Company during the Executives employment, to withdraw, curtail or cancel any of their business or relations with the Company; (iii) directly or indirectly induce or attempt to induce any employee or contractor of the Company whom the Executive had contact during his employment with the Company to terminate its, his or her relationship or breach its, his or her agreement with the Company.
     (c) Nothing in this Agreement shall otherwise prohibit any future employer of the Executive from hiring employees or contractors of the Company without the Executive’s involvement or counsel. It shall not be a violation of this provision if such future employer hires employees or contractors who respond to a general solicitation provided that the Executive had no involvement with such person’s response to the advertisement and the future employer’s hiring decision.
     (d) For purposes of this Paragraph 6, Competing Enterprise shall have the following meaning: any enterprise, company or business unit of a large company, engaged in the design, development, manufacture, licensing or sale of power electronics for use in large scale products for electric reliability, power quality or utility scale wind turbines (generally at least 1,500 kw). Competing Enterprise shall also include, but not be limited to, any enterprise, organization or business unit of a large company involved in the design, development, manufacture, licensing or sale of high temperature, utility scale superconductor-based products. For example, Competing Enterprise shall include, but not be limited to: S&C Electric, Satcon, SMA, and business units of General Electric, Siemens, ABB Ltd and Schneider Electric which are engaged in the design, development, manufacture, licensing or sale of power electronics for use in large scale products for electric reliability, power quality or utility scale wind turbines (generally at least 1,500 kw). The following shall not be deemed to be a Competing Enterprise: (i) any solar panel manufacturer which sources or manufactures its own utility scale inverters solely for its own use; (ii) any energy storage company which designs or manufactures its own utility scale power electronics solely for its own use; or (iii) any development company which is engaged in the development, construction, ownership and operation of power generation or renewable energy facilities.
     (e) The Executive agrees that any breach of the terms of this Paragraph 6 would result in irreparable injury and damage the Company for which the Company would have no adequate remedy at law. The Executive therefore also agrees that in the event of any such breach or any threat of breach, in addition to any other remedies available at law or in equity, the Company shall be entitled to seek immediate injunctive relief, without having to post a bond or other security, and to recover all costs and expenses incurred by the Company, including reasonable attorneys’ fees and costs, in the event that the Company prevails in connection with such action. The terms of this Paragraph 6 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive further agrees that the covenants set forth in this Paragraph 6 are reasonable and valid, and the Executive waives all defenses to the strict enforcement thereof.
     (f) For purposes of this Paragraph 6 only, the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to its conflict of laws rules.

7. Non-Disparagement. The Executive understands and agree that, as a condition of the consideration described herein he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its current or former directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition. The Company agrees to instruct its Senior Management and Board not make any false, disparaging or derogatory statements about the Executive to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company.
8. Representations and Warranties. The Executive represents and warrants that while he was employed by the Company he complied with all of the Company’s policies and practices in effect from time to time and that all of the actions taken by him on behalf of the Company or in furtherance of its business were in compliance with all applicable laws and regulations. The Executive further warrants and represents that he is not aware of any conduct that could give rise to any liability of the Released Parties.
9. Continued Assistance. The Executive agrees that during the time period he is receiving the Severance Benefits stated in this Agreement, he will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning his job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company so long as such assistance does not exceed 20 hours per month and a total of 180 hours over the 18 month period. For purposes of this provision, the 20 and 180 hour limits shall not apply to assistance with litigation and board service set forth in Section 1(e) above. The Company agrees to reimburse the Executive for reasonable business expenses incurred in such cooperation and to be reasonable in its requests for assistance.
10. Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
11. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
12. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement .
13. Acknowledgments. The Executive acknowledges that he has been given at least forty-five (45) days to consider this Agreement, including Attachments A, B and C, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. Executive understands that he may revoke the Agreement for a period of seven (7) days after he signs this Agreement by notifying Susan DiCecco in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Executive understands and agrees that by entering into this Agreement, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which you were previously entitled.
14. Eligibility for Severance Program. Attached to this Agreement as Attachment B is a description of (i) any class, unit or group of individuals covered by the program of enhanced severance benefits and any applicable time limits regarding such enhanced severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such enhanced severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such enhanced severance benefit program. As the Executive was party to the Executive Agreement with the Company, he shall only receive benefits in accordance with this Agreement and not in accordance with the plan.
15. Nature of Agreement. The Executive understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company, or the Executive.
16. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
17. Applicable Law. This Agreement, other than Paragraph 6, shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.
18. Entire Agreement. This Agreement contain and constitute the entire understanding and agreement between the parties hereto with respect to the Executive’s severance benefits and the settlement of claims against the Company and cancel all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, the Offer Letter and the Executive Agreement. Nothing in this paragraph, however, shall modify, cancel or supersede the Executive’s obligations set forth in Paragraphs 5, 6 and 7 above.
19. Tax Consequences; Section 409A. The parties intend that the payments and benefits hereunder be exempt from or comply with the provisions of Section 409A of the

Internal Revenue Code of 1986, as amended (together with Treasury Regulations and other written guidance, “Section 409A”). The Company makes no representation or warranty and shall have no liability to the Executive or any other person as to the tax consequences of payments or benefits hereunder, including liability that may arise if any provisions of this Agreement and the attachments hereto are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of such section.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ Daniel P. McGahn Daniel P. McGahn	September 12, 2011 Date
President and Chief Executive Officer

CHARLES W. STANKIEWICZ

/s/ Charles W. Stankiewicz		September 12, 2011 Date

ATTACHMENT A
PAYMENTS SUBJECT TO SECTION 409A
1. Subject to this Attachment A, any Severance Benefits that may be due under the Agreement to which this Attachment A is attached shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the cessation of his employment. The following rules shall apply with respect to distribution of the Severance Benefits, if any, to be provided to the Executive under the Agreement, as applicable:
     (a) It is intended that each installment of the Severance Benefits under the Agreement shall be treated as a “separate payment” for purposes of Section 409A . Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.
     (b) If, as of the date of the Executive’s “separation from service” from the Company, he is not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Benefits shall be made on the dates and terms set forth in the Agreement.
     (c) If, as of the date of the Executive’s “separation from service” from the Company, he is a “specified employee” (within the meaning of Section 409A), then:
          (i) Each installment of the Severance Benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
          (ii) Each installment of the Severance Benefits due under the Agreement that is not described in this Attachment A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following his “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following his separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.
2. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
3. The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

2

ATTACHMENT B
OLDER WORKERS BENEFIT PROTECTION ACT
NOTICE TO EMPLOYEES
     As a result of the Company’s efforts to better align its costs with its current cash flow, your employment with the Company is being terminated and you have been selected to receive an offer of enhanced severance benefits in exchange for signing a release and waiver of claims. In selecting you for termination and eligibility for this enhanced severance program, the Company considered position held, skill set and individual performance. In connection with the enhanced severance program, you are being provided with information as to: (i) any class, unit or group of individuals terminated and covered by such program, any eligibility factors for such termination and, therefore, eligibility for such program, and any time limits applicable to such program; and (ii) the job title and ages of all individuals terminated and, therefore, eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not terminated and, therefore, are not eligible or selected for the program.
     The Company determined that all employees in the classes, units or departments in the chart below would be eligible for the enhanced severance program. All persons who are being terminated in connection with this action have been selected for the program and their job titles and ages have been indicated in the chart below. The job titles and ages of individuals who were not selected for the program are also indicated in the below chart.
     Employees who were selected and are age forty and over shall have forty-five (45) days to consider the Company’s enhanced severance offer and may revoke their agreement to participate in the enhanced severance program within seven (7) days of their execution of such an agreement. Employees who were selected and are under age forty shall have at least seven (7) days to consider the Company’s enhanced severance offer and do not have a right of revocation.
See Attached Chart

3

Wisconsin

Class/Unit/	Job Title and Ages	Job Title and Ages of
Department	of Employees Selected	Employees Not Selected
Engineering	..Controls.Engineer - 29	..Application & Standards.Manager - 60
	..Design.Drafter - 25, 27, 33	.Associate.Product Field Support.Engineer - 41
	Director..Global.Engineering Integration - 49	.Chief Engineer.Engineer Advanced Technology. - 52
	..Electrical Applications.Engineer - 48	..Design.Engineer - 55
	..Electrical.Engineer - 25, 26, 42	.Director.Design & Development. - 60
	..Electronic Development.Technician - 37	.Director.Engineering.Support Systems - 55
	..Embedded Software.Engineer - 50	Director..Inverter Technology. - 45
	..Engineering.Technician - 52	..Electrical.Designer - 58
	.Manager.Engineering.Services - 51	..Electrical.Engineer - 24, 26, 32, 34
	.Principal.Applications.Engineer - 42	..Electronic Development.Technician - 32
	.Principal.Power Electronics Controls.Engineer - 46	..Embedded Software.Engineer - 36
	.Senior.Mechanical Design.Engineer - 52	.Lead.Software.Engineer - 38, 42
	.Senior.Hardware Design.Engineer - 45	Managing Director..Advanced Technology. - 57
	.Senior Prinicipal.Design.Engineer - 54	Managing Director..Power Systems Engineering. - 62
	.Senior.Software.Engineer - 51, 57	.Managing Director.Software.Engineering - 51
	.Senior.Technical Fellow. - 54	..Mechanical.Engineer - 29, 37
..Power Conversion Products.Manager - 42
..Power Systems.Engineer - 26
.Principal.Design.Engineer - 35, 46
.Principal.Power Electronics.Engineer - 44
.Principal.Quality & Reliability.Engineer - 58
..Product Field Support.Engineer - 37
...Product Manager - 43
.Senior Prinicipal..Engineer - 34
.Senior Prinicipal.Design.Engineer - 51
.Senior Prinicipal.Mechanical Packaging.Engineer - 59
.Senior Prinicipal.Power Conversion.Engineer - 56
.Senior Prinicipal.Power Electronics.Engineer - 36, 39, 64
.Senior Prinicipal.Research & Development.Engineer - 36
.Senior Prinicipal.Software.Engineer - 60
.Senior.Electronic Development.Technician - 48, 61
.Senior.Linux Database.Engineer - 50
.Senior.Software.Engineer - 47, 49, 52, 62

Wisconsin

Class/Unit/	Job Title and Ages	Job Title and Ages of
Department	of Employees Selected	Employees Not Selected
Engineering (continued)		Senior.Principal.Embedded Software.Engineer - 32, 46
.Senior.Technical Fellow. - 41
..Technical.Writer III - 71
..Test.Engineer - 49

Information Technology	..Global Business.Analyst Non ERP - 48	..Applications.Developer - 30
	..IT Application.Developer - 34	..Application Integration.Manager - 39
..Network.Supervisor - 46
.Senior.Linux Database.Engineer - 43

Human Resources / EH&S	..Human Resources.Assistant - 27	..Human Resources.Business Partner - 38
	..Field Service.Safety Engineer - 30	..Human Resources.Coordinator - 29

Finance & Accounting	Operations Controller - 61	Director..Finance Power Systems. - 44
.Manager.Revenue Administration. - 42
.Senior..Accountant - 45, 47

Administration	Executive VP..Operations & Grid Segment. - 52*	Executive..Power Systems.Secretary - 42 Senior..Programs.Manager - 51

Projects	...Project Manager - 46	...Project Manager - 34, 42
	..Project Planning and Control.Manager - 58	..Product Development.Project Management - 47, 50
..Product Development.Project Manager - 47, 55
Senior.Manager.Project Implementation. - 36

Manufacturing	..Inventory Control.Clerk - 59	..Buyer/Planner. - 28
	.Lead.Manufacturing.Technician - 33	Managing Director..Power Systems Operations. - 61
	..Manufacturing Electronics.Technician - 26, 31, 40	.Managing Director.Quality. - 43
	..Manufacturing Electronics.TechnicianII - 34, 38	.Manager.Logistics & Inventory. - 48
	..Production.Supervisor - 53	..Manufacturing Electronics.Technician - 51
	.Senior.Inventory.Coordinator - 35	..Manufacturing Electronics.Technician II - 42
	..Supplier Quality.Engineer - 32	.Principal.Design Assurance.Engineer - 34
	..Test.Technician - 24	.Principal.Test.Engineer - 54
	..Test.Technician II - 46	..Purchasing.Manager - 49
.Senior..Buyer - 33

Wisconsin

Class/Unit/	Job Title and Ages	Job Title and Ages of
Department	of Employees Selected	Employees Not Selected
Manufacturing (continued)		.Senior Manager.Test.Engineering - 55
Senior.Master..Scheduler - 34
.Senior.Industrial.Electrician - 41
.Senior.Manufacturing Electronics.Technician - 50, 56
.Senior.Production.Supervisor - 39
.Senior.Test.Technician - 40
..Test.Technician II - 54

Sales & Marketing		..Business.Assistant - 46
..Business Development Solar. - 33
Director..Business Development Wind Power. - 49
.Director.Global Sales Operation. - 56
Director..Product Line Manager.FACTS - 34
Executive VP.Sales.Business Dev & Wind Segment. - 44
..Inside Sales.Engineer - 25
Managing Director..Grid Sales. - 42
Managing Director..Product Line Manager.Cables - 50
Managing Director..Product Marketing / PLM. - 50
Managing Director..Transmission & Distribution. - 44
.Principal.Transmission & Distribution.Engineer - 35, 49
..Regional.Sales Manager - 40
.Senior.Consulting.Engineer - 54
..Transmission & Distribution.Engineer - 27

Wisconsin

Class/Unit/	Job Title and Ages	Job Title and Ages of
Department	of Employees Selected	Employees Not Selected
Service	Director..Projects. - 67	..Electrical Service.Technician - 45
	..Field Service.Engineer - 37, 54, 55	..Field Operations.Manager - 54
	..Field Service.Supervisor - 50	..Field Service.Dispatcher - 52
	..Logistics.Manager - 45	..Field Service.Engineer - 24, 25, 41
	..Mechanical.Engineer - 32	..Field Service.Supervisor - 56
	..Planning & Programs.Manager - 53	..Inventory.Coordinator - 54
	.Senior.Field Service.Representative - 23, 32, 35	.Senior.Field Service.Engineer - 44
.Senior.Field Service.Representative - 21

*	individual is subject to executive severance agreement

ATTACHMENT C
Not applicable